EXHIBIT 3.3

RESTATED

CERTIFICATE OF INCORPORATION

OF

REGENXBIO INC.

(Pursuant to Sections 242 and 245 of

the Delaware General Corporation Law)

REGENXBIO Inc., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is REGENXBIO Inc. and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on September 16, 2014 under the name REGENXBIO Inc.

SECOND: That the Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the Delaware General Corporation Law.

THIRD: That the Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s heretofore existing Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

FOURTH: That the Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is REGENXBIO Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B. The board of directors is authorized, without further stockholder approval and subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Unless otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the board of directors or the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

ARTICLE VI

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board and may not be fixed by any other person(s).

B. The board of directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II, and Class III. Such classes shall be as nearly equal in number of directors as reasonably possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, the directors first elected or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, and the directors first elected or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation. The board of directors is authorized to assign members of the board of directors already in office to such classes as it may determine at the time the classification of the board of directors becomes effective. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

C. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

D. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s current term, or such director’s prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, be allocated to more than one class, the board of directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

F. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

G. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation as prescribed by law; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Restated Certificate of Incorporation; provided, however, that any amendment or repeal of Sections C or D or E of Article V, or any provision of Article VI, Article VII, Article VIII or this Article IX shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

* * * *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this          day of                     , 2015.

Kenneth T. Mills
President and Chief Executive Officer

SIGNATURE PAGE TO RESTATED CERTIFICATE OF INCORPORATION

OF REGENXBIO INC.